Origin Materials, Inc. Reports Operating and Financial Results for Second Quarter 2023

– Origin 1 Initiated Start-Up, In-Line with Prior Guidance –
– FDCA Mass Production Moves Forward to Origin 2, Rather Than Origin 3 as Initially Planned, Due to Strong Commercialization Progress and Higher-Margin Opportunities –
– Origin 2 Outlook Updated; Phased Construction Plan Reduces Risk on Path to Profitability, with Phase 1 Start-Up Expected in Late 2026 to 2027, Phase 2 Start-Up Expected in 2028 –
– Origin to Supply Para-Xylene for Bio-PET to Customers Prior to 2030 Primarily Through Collaborations with Strategic Partners –
– Maintains 2023 Revenue and Adjusted EBITDA Outlook, Customer Demand Exceeds $10 Billion –

WEST SACRAMENTO, CA., August 9, 2023 – Origin Materials, Inc. (“Origin,” “Origin Materials,” or the “Company”) (Nasdaq: ORGN, ORGNW), the world’s leading carbon negative materials company with a mission to enable the world’s transition to sustainable materials, today announced financial results for its second quarter ended June 30, 2023.

“In the second quarter, the Origin team continued to execute on our mission to enable the world’s transition to sustainable materials. In June, we announced that Origin 1, the world’s first commercial-scale plant to produce Origin’s intermediates – CMF, HTC, and oils and extractives – had initiated start-up. This is a major milestone in the deployment of our core technology platform, and we look forward to delivering materials to our customers and strategic partners. Since Origin became publicly traded in 2021, we have witnessed profound market shifts, presenting both opportunities and challenges. The greatest opportunity has been the commercialization of FDCA. Indeed, today we are pleased to announce that we are updating the product slate at our second commercial plant, Origin 2, to focus on the production of FDCA, for which we have seen much greater demand than anticipated, as we indicated in February. While we initially expected Origin 2 to primarily focus on para-xylene (‘pX’) production for bio-PET, we have made significant progress in FDCA product development and commercialization and we now plan to bring FDCA forward to Origin 2, rather than at our third planned commercial plant, Origin 3, as initially reported in 2021. FDCA is a highly strategic focus for our platform, as its applications tend to offer performance advantages, higher margins, and thus higher value uplift for our platform intermediate, CMF. Today we also face new challenges. As we first indicated in May 2022, we are facing a higher-cost capital project environment than in early 2021, when we announced the initial plan for Origin 2. As such, we are revising the plant’s outlook and introducing a phased approach to construction. We expect that adapting in this manner to the high-cost environment will reduce project risk as we move forward on the path to profitability, with Phase 1 start-up projected for late 2026 to 2027 and Phase 2 start-up projected for 2028. We remain confident in our ability to execute as we operate Origin 1, scale and develop our technology platform, and pursue our global licensing strategy. In addition, we were excited to announce new strategic partnerships and initiatives with Sustainea Bioglycols, Terphane, Proman, and Husky Technologies, many of which represent strong positive momentum for FDCA commercialization. We also announced a breakthrough in recycling with Origin’s ‘all PET’ cap and bottle solutions, designed to make containers more sustainable. Finally, we strengthened our Board with the appointment of Jim Stephanou, a world-class director who brings decades of relevant experience and a proven track record of leading manufacturing and technology initiatives for global companies. Looking ahead, with Origin 1 initiating start-up, we are thrilled to enter this new phase of our journey in bringing our ‘net zero’-enabling materials to the world,” said Rich Riley, Co-Chief Executive Officer of Origin.

Key Company Second Quarter and Recent Business Highlights
Origin Materials reported quarterly revenue of $6.9 million generated by joint development agreements and the Company’s supply chain activation program, with total signed offtake agreements and capacity reservations in excess of $10 billion. The Company also implemented new and expanded partnerships and customer relationships, including:

•Partnership with Sustainea Bioglycols, a joint venture between Braskem (NYSE: BAK) and Sojitz Corporation, centered on advanced bio-based materials produced using Origin’s technology platform and Sustainea’s bio-based glycol products and market expertise. As part of the partnership, Sustainea signed two multi-year capacity reservation agreements to purchase renewable chemicals from Origin Materials, including bio-based PTA and bio-based FDCA.
•Partnership with Terphane, a global leader in specialty PET polyester films (“BOPET”), to produce sustainable, high-performance bio-polymer films. As part of the partnership, Terphane signed a multi-year capacity reservation agreement to purchase the advanced bio-polymer PEF for use in film applications, including food and beverage packaging and high-value industrial applications.
•Partnership with Proman, a global leader in natural gas-derived products and one of the world’s largest producers of methanol, centered on low-carbon biofuel production utilizing Origin’s technology platform and Proman’s worldwide fuels capabilities and expertise. As part of the partnership, Proman and Origin Materials signed an agreement to explore the production and global distribution of low-carbon biofuels.

Additional second quarter and recent business highlights include:

•Origin Materials Announces Startup of Origin 1, World’s First Commercial CMF Plant. New fundamental chemical building block, CMF, is expected to be available at commercial scale for the first time. Plant is designed to scale-up and deploy Company’s core technology platform, with a focus on funded joint development programs and qualifying materials for higher value applications.
•Origin Materials and Husky Achieve Commercialization Milestone for Advanced Packaging. Recyclable PET polymer incorporating FDCA was successfully processed into preforms using Husky’s commercial-scale injection molding equipment and subsequently bottles. Origin’s novel hybrid polymer “PET/F” is expected to deliver enhanced performance compared with traditional PET and have up to 100% bio content.
•Origin Materials Creates Sustainable PET Bottle Caps, Enabling “All PET Mono-Material” Bottle and Cap Solutions, a Breakthrough in Recycling and Circularity. Origin’s patent-pending PET caps and tamper-resistant closures can be cost-competitively produced using recycled PET or bio-based PET. This “mono-material” makes “100% recycled PET” possible from cap to bottle and improves recyclability, because it is all one material, without the need for recyclers to separate caps from bottles. PET offers better oxygen and CO2 barrier than HDPE and PP, common cap materials.
•Origin Materials Announces Appointment of Jim Stephanou to Board of Directors. Mr. Stephanou’s more than three decades of manufacturing, operations, and engineering experience enhances Board expertise.

Origin 2 Financing and Construction Update
For Origin 2, the Company is updating its previously disclosed capital budget and construction timeline. During the second quarter, Origin completed detailed assessments with its engineering partners and updated its capital project plan based on the results. Significant market shifts have presented both opportunities and challenges. Factors influencing the updated plan include:

•Significantly higher than anticipated demand for higher-margin products including FDCA, PEF, and liquid biofuels.
•Increased cost of labor, materials, process inputs, metallurgy (e.g., steel) due to volatile global materials markets, requiring engineering re-work.
•Inflation and higher interest rates.
•Higher costs due to COVID-related supply chain constraints and additional value engineering requirements that have extended project timelines.

The Company now expects Origin 2 to be completed in two phases, with Phase 1 estimated to be completed in late 2026 to 2027, and Phase 2 estimated to be completed in 2028, compared with our initial expectation for a mid-2025 completion. During Phase 1, the Company expects to achieve profitability from its oils and extractives stream. From this stream, Origin plans to produce a drop-in biofuel with potential applications including marine fuel and heat and power generation. Potential product benefits include improved energy density compared with existing renewable alternatives and the sustainability benefits of increased bio-content – value propositions expected to be in high demand given, among other things, the decarbonization goals set out by the International Maritime Organization, a body of the United Nations. Phase 2 will expand production to include the mass production of platform chemicals CMF and HTC. Phasing the plant is intended to enhance overall efficiency while improving short-term and long-term economics.

The Company continues to make progress developing new products and applications related to the design of Origin 2, including FDCA, PEF, PET/F, and liquid biofuels derived from our oils and extractives stream. Origin 2 production will focus primarily on FDCA, rather than pX for bio-PET as planned in early 2021. Apart from potential Origin 2 production, Origin plans to supply bio-pX to customers primarily through collaborations with strategic partners. Origin has been in active discussions with multiple strategic partners interested in licensing or co-developing low carbon bio-pX plants using Origin’s technology, both in the U.S. and across the globe, most of which are large, well-capitalized industrial producers of petro-PTA, PET, and other downstream products.

The capital budget for Phase 1 of Origin 2 is expected to be up to $400 million while the capital budget for Phase 2 is projected to be up to $1.2 billion. This compares to the original $1.07 billion aggregate capital budget estimate originally provided in February 2021. The Company is exploring multiple opportunities to finance Origin 2 including a combination of existing cash, previously indicated traditional project financing, federal and state government programs, licensing agreements, and strategic partnerships. The Company expects capital expenditure of up to $50 million for 2024, with the majority of Origin 2 capital spend to occur following the project's final investment decision (“FID”) in 2025.

In January, Origin announced that the Louisiana State Bond Commission unanimously passed a resolution granting its final approval of the issuance of up to $1.5 billion of tax-exempt bonds to support construction and commissioning of Origin 2. This amount is inclusive of and builds on the strong foundation of the previously announced expected $400 million in Private Activity Bond (“PAB”) volume cap allocation. Bank of America has been engaged by Origin to underwrite the bonds and market them to investors. We continue to believe the debt financing of Origin 2 could be achieved using entirely tax-exempt bonds.

Origin continues to work with leading financial institutions on other forms of traditional private financing and federal loan programs, including through the United States Department of Agriculture and Department of Energy, and to pursue other local, state, and federal incentives programs to optimize the financing of Origin 2. These include certain 2021 Infrastructure Investment and Jobs Act and 2022 Inflation Reduction Act provisions, including the Department of Energy's Advanced Industrial Facilities Deployment Program, or AIFD, and the Section 48C Advanced Manufacturing Tax Credit. Finally, given Origin's ongoing global technology licensing effort and an active governmental affairs team, the Company anticipates strategic partnerships as well as state and federal incentives programs will play a meaningful role in the financing of Origin 2.

Results for Second Quarter 2023
Cash, cash equivalents and marketable securities were $217.7 million as of June 30, 2023.
Revenue for the second quarter was $6.9 million compared to zero in the prior-year period.
Operating expenses for the second quarter were $14.4 million compared to $8.7 million in the prior-year period.
Net loss was $6.3 million for the second quarter compared to net income of $46.9 million in the prior-year period.

Adjusted EBITDA loss was $11.7 million for the second quarter compared to a loss of $6.9 million in the prior-year period.
Shares outstanding as of June 30, 2023 were 143.5 million including 4.5 million shares that are subject to forfeiture based on share price performance targets previously disclosed in our filings.

Full Year 2023 Outlook
Based on current business conditions, business trends and other factors, the Company is maintaining the following guidance for revenue and Adjusted EBITDA for fiscal year 2023:

•Revenue of $40 million to $60 million
•Adjusted EBITDA loss of $50 million to $60 million

For a reconciliation of a non-GAAP figure to the applicable GAAP figure, please see the table captioned ‘Reconciliation of GAAP and Non-GAAP Results' set forth at the end of this press release. These expectations do not consider, or give effect to, among other things, unforeseen events, including changes in global economic conditions.

Webcast and Conference Call Information
Company management will host a webcast and conference call on August 9, 2023, at 5:00 p.m. Eastern Time, to discuss the Company's financial results.

Interested investors and other parties can listen to a webcast of the live conference call and access the Company’s second quarter update presentation by logging onto the Investor Relations section of the Company's website at https://investors.originmaterials.com/.

The conference call can be accessed live over the phone by dialing 1-855-327-6837 (domestic) or +1-631-891-4304 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, +1-412-317-6671. The conference ID for the live call and pin number for the replay is 10022002. The replay will be available until 11:59 p.m. Eastern Time on August 16, 2023.

About Origin Materials, Inc.
Headquartered in West Sacramento, Origin Materials is the world's leading carbon negative materials company. Origin’s mission is to enable the world’s transition to sustainable materials. For over a decade, Origin has developed a platform for turning the carbon found in inexpensive, plentiful, non-food biomass such as sustainable wood residues into useful materials while capturing carbon in the process. Origin’s patented technology platform can help revolutionize the production of a wide range of end products, including clothing, textiles, plastics, packaging, car parts, tires, carpeting, toys, fuels, and more with a ~$1 trillion addressable market. In addition, Origin’s technology platform is expected to provide stable pricing largely decoupled from the petroleum supply chain, which is exposed to more volatility than supply chains based on sustainable wood residues. Origin’s patented drop-in core technology, economics and carbon impact are supported by a growing list of major global customers and investors. For more information, visit www.originmaterials.com.

Contacts
Origin Materials
Investors:
ir@originmaterials.com

Media:
media@originmaterials.com

Non-GAAP Financial Information
To supplement the Company’s financial results presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"), the Company also uses non-GAAP financial measures, including Adjusted EBITDA, as supplemental measures to review and assess the Company’s operating performance. Adjusted EBITDA is defined as net income or loss adjusted for (i) stock-based compensation expense, (ii) depreciation and amortization, (iii) interest income, (iv) interest expense, (v) change in fair value of derivative, (vi) change in fair value of warrants liability, (vii) change in fair value of earnout liability, and (viii) other (income) expenses, net. The Company believes that these non-GAAP financial measures provide useful information about the Company’s operating results, enhance the overall understanding of the Company’s past performance and future prospects and allow for greater visibility with respect to key metrics used by the Company’s management in its financial and operational decision-making.

Non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. These non-GAAP financial measures have limitations as analytical tools, and when assessing the Company’s operating performance, investors should not consider them in isolation. In addition, calculations of this non-GAAP financial information may be different from calculations used by other companies, and therefore comparability may be limited.

The Company mitigates these limitations by reconciling the non-GAAP financial measures to the most comparable U.S. GAAP performance measures, all of which should be considered when evaluating our performance.

The Company is unable to reconcile forward-looking Adjusted EBITDA information provided in this press release to net income, the most closely comparable U.S. GAAP financial measure, without unreasonable efforts. The Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items expected to impact net income in the future but not expected to impact forward-looking Adjusted EBITDA. These include, among other things, stock-based compensation expense, depreciation and amortization, interest income, and interest expense, which are inherently unpredictable. The Company currently expects to continue to exclude these items in future disclosures of any forward-looking Adjusted EBITDA and may also exclude other items that may arise. Information related to these items, which is unavailable at this time, could have a significant impact on the Company’s U.S. GAAP net income.

For more information on this non-GAAP financial measure, please see the table captioned “Reconciliation of GAAP and Non-GAAP Results” set forth at the end of this press release.

Cautionary Note on Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Origin Materials’ business strategy, estimated total addressable market, anticipated synergies from partnerships, access to financing sources, budget and timelines for Origin 2, ability to de-risk path to profitability, anticipated timing to profitability, anticipated benefits of and demand for our potential products and platform, higher margin opportunity for FDCA, benefits of updating the product slate at Origin 2, ability to convert capacity reservations and offtake agreements into revenue, commercial and operating plans, product development plans and announcements of such plans, anticipated growth and projected financial information and ability to realize the anticipated benefits of any partnerships discussed in the press release. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of Origin Materials and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Origin Materials. These forward-looking statements are subject to a number of risks and uncertainties, including that Origin Materials may be unable to successfully commercialize its products; the effects of competition on Origin Materials’ business; the uncertainty of the projected financial information with respect to Origin; disruptions and other impacts to Origin’s business as a result of Russia’s military intervention in Ukraine, the impact of severe weather events, and other global health or economic crises; changes in customer demand; and those factors discussed in the Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on August 9, 2023, under the heading “Risk Factors,” and other documents Origin Materials has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Origin Materials presently does not know, or that Origin Materials currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Origin Materials’ expectations, plans, or forecasts of future events and views as of the date of this press release. Origin

Materials anticipates that subsequent events and developments will cause its assessments to change. However, while Origin Materials may elect to update these forward-looking statements at some point in the future, Origin Materials specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Origin Materials’ assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

ORIGIN MATERIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)	June 30, 2023 (Unaudited)	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$65,523	$107,858
Restricted cash	490	490
Marketable securities	152,170	215,464
Accounts receivable	7,280	—
Other receivables	6,815	4,346
Inventory	346	—
Derivative asset	160	—
Prepaid expenses and other current assets	3,268	3,341
Total current assets	236,052	331,499
Property, plant, and equipment, net	220,807	154,183
Operating lease right-of-use asset	2,479	2,779
Intangible assets, net	142	160
Other long-term assets	17,224	5,079
Total assets	$476,704	$493,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,755	$10,384
Accrued expenses	4,355	8,414
Operating lease liability, current	611	619
Other liabilities, current	397	51
Derivative liability	9	344
Total current liabilities	12,127	19,812

Earnout liability	22,386	42,533
Canadian Government Research and Development Program liability	7,345	7,185
Assumed common stock warrants liability	26,249	30,872
Notes payable	5,189	5,847
Operating lease liability	1,962	2,249
Other liabilities, long-term	8,943	8,297
Total liabilities	$84,201	$116,795

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value, 1,000,000,000 shares authorized; 143,498,724 and 143,034,225, issued and outstanding as of June 30, 2023 and December 31, 2022, respectively (including 4,500,000 Sponsor Vesting Shares)	14	14
Additional paid-in capital	377,059	371,072
Retained earnings	25,077	21,772
Accumulated other comprehensive loss	(9,647)	(15,953)
Total stockholders’ equity	392,503	376,905
Total liabilities and stockholders’ equity	$476,704	$493,700

ORIGIN MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In thousands, except share and per share data)	2023	2022	2023	2022
Revenues	$6,898	$—	$8,602	$—
Cost of revenues (exclusive of depreciation and amortization shown separately below)	6,814	—	7,774	—
Operating expenses
Research and development	5,396	2,649	10,471	4,985
General and administrative	8,619	5,864	16,275	10,935
Depreciation and amortization	347	160	635	308
Total operating expenses	14,362	8,673	27,381	16,228
Loss from operations	(14,278)	(8,673)	(26,553)	(16,228)
Other income (expenses)
Interest income	2,426	1,936	5,440	3,768
Interest expenses	(2)	—	(2)	—
Gain (loss) in fair value of derivatives	(266)	1,430	494	596
Gain (loss) in fair value of warrants liability	(2,143)	18,803	4,623	17,029
Gain in fair value of earnout liability	7,508	33,188	20,380	48,414
Other income (expenses), net	420	247	(948)	698
Total other income, net	7,943	55,604	29,987	70,505
Net income (loss) before income tax expenses	(6,335)	46,931	3,434	54,277
Income tax expenses	(129)	—	(129)	—
Net income (loss)	$(6,464)	$46,931	$3,305	$54,277
Other comprehensive income (loss)
Unrealized gain (loss) on marketable securities, net of tax	$1,504	$(4,805)	$2,914	$(9,380)
Foreign currency translation adjustment, net of tax	3,272	(1,693)	3,392	(808)
Total comprehensive income (loss)	$(1,688)	$40,433	$9,611	$44,089
Net income (loss) per share, basic	$(0.05)	$0.34	$0.02	$0.40
Net income (loss) per share, diluted	$(0.05)	$0.33	$0.02	$0.38
Weighted-average common shares outstanding, basic	139,265,248	137,141,655	139,154,557	136,985,440
Weighted-average common shares outstanding, diluted	139,265,248	142,195,637	143,039,435	142,078,752

ORIGIN MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended June 30,
(in thousands)	2023	2022
Cash flows from operating activities
Net income	$3,305	$54,277
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	635	308
Amortization on right-of-use asset	301	281
Stock-based compensation	4,651	2,573
Realized loss of marketable securities	706	—
Amortization premium of marketable securities	285	—
Change in fair value of derivatives	(494)	(596)
Change in fair value of common stock warrants liability	(4,623)	(17,029)
Change in fair value of earnout liability	(20,380)	(48,414)
Change in fair value of incremental acquisition fee accrual	—	(150)
Changes in operating assets and liabilities:
Receivables	(9,748)	(377)
Inventory	(346)	—
Prepaid expenses and other current assets	72	1,038
Other long-term assets	(12,144)	—
Accounts payable	2,111	2,157
Accrued expenses	49	2,476
Operating lease liability	(354)	(193)
Other liabilities, current	347	489
Other liabilities, long-term	(7)	128
Net cash used in operating activities	(35,634)	(3,032)
Cash flows from investing activities
Purchases of property, plant, and equipment, net of grants	(72,284)	(25,045)
Purchases of marketable securities	(2,499,506)	(1,655,200)
Sales of marketable securities	2,462,950	1,647,787
Maturities of marketable securities	101,792	71,168
Capitalized interest on plant construction	—	(47)
Net cash (used in) provided by investing activities	(7,048)	38,663
Cash flows from financing activities
Proceeds from exercise of stock options	55	268
Net cash provided by financing activities	55	268
Effects of foreign exchange rate changes on the balance of cash and cash equivalents, and restricted cash held in foreign currencies	292	(3,480)
Net (decrease) increase in cash and cash equivalents, and restricted cash	(42,335)	32,419
Cash and cash equivalents, and restricted cash, beginning of the period	108,348	47,127
Cash and cash equivalents, and restricted cash, end of the period	$66,013	$79,546

Origin Materials, Inc.
Reconciliation of GAAP and Non-GAAP Results

We believe that the presentation of Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA) is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

We define Adjusted EBITDA as net income or loss adjusted for (i) stock-based compensation expense, (ii) depreciation and amortization, (iii) interest income, (iv) interest expense, (v) change in fair value of derivative, (vi) change in fair value of warrants liability, (vii) change in fair value of earnout liability, and (viii) other (income) expenses, net.

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2023	2022	2023	2022
Net income (loss)	$(6,464)	$46,931	$3,305	$54,277
Stock based compensation	2,405	1,656	4,651	2,573
Depreciation and amortization	347	160	635	308
Interest income	(2,426)	(1,936)	(5,440)	(3,768)
Interest expense	2	—	2	—
(Gain) loss in fair value of derivatives	266	(1,430)	(494)	(596)
(Gain) loss in fair value of warrants liability	2,143	(18,803)	(4,623)	(17,029)
Gain in fair value of earnout liability	(7,508)	(33,188)	(20,380)	(48,414)
Other (income) expenses, net	(420)	(247)	948	(698)
Adjusted EBITDA	$(11,655)	$(6,857)	$(21,396)	$(13,347)